Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is effective as of August 1, 2020 (the “Effective Date”) and is by and between LogMeIn USA, Inc., a Delaware corporation with its principal place of business at 320 Summer Street, Boston MA 02210 (the “Company”), and Edward K. Herdiech (the “Consultant”).

WHEREAS, the Consultant is the former Chief Financial Officer (“CFO”) of the Company; and

WHEREAS, the Company desires to provide for an orderly transition of the CFO duties and responsibilities to its new CFO and the Consultant desires to assist the Company in realizing such an orderly transition.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  The Consultant agrees to perform such consulting services for the Company as specified on Schedule A to this Agreement (the “Services”).  Schedule A to this Agreement is incorporated herein by reference and, in the event of any conflict between this Agreement and Schedule A, the terms of this Agreement shall govern.

2.Term.  This Agreement shall commence on the Effective Date and shall continue until the earlier of the following: (i) September 30, 2020 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4. Nothing in this Agreement shall obligate the Company to retain the Consultant for any specified period of time.

3.Compensation.

3.1Consulting Fees.  As consideration for the Services, the Company shall pay the Consultant a monthly consulting fee at a rate of $18,000.00 (USD) per month, which shall be paid in accordance with the Company’s normal payroll procedures.  Additionally, the Company will, assuming no breach of this Agreement by Consultant, pay the Consultant his H1 2020 bonus (with the exact amount of such bonus payment to be determined based on the Company’s level of attainment of its H1 2020 bonus goals as determined by the Company’s Board of Directors), such amount to be paid in accordance with the Company’s normal bonus payment procedures. For the avoidance of doubt, the Consultant’s restricted stock unit awards shall cease vesting as of his resignation date and shall not continue to vest during the Consultation Period.  Consultant is responsible for any and all taxes related to payments made under this Agreement or the performance of services under this Agreement.

3.2Reimbursement of Expenses. Unless expenses are preapproved by the Company’s CFO, Consultant shall be responsible for any expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services under this Agreement.

3.3Status.  The parties agree that the Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

3.4Benefits.  If you elect to be covered by Company medical, dental and vision insurance coverage under the law known as COBRA, the Company will pay for such coverage for the Consulting Period. The Company will pay these premiums directly to the Company’s insurance providers. If you do not elect for coverage under COBRA the Company will not be obligated to make any payments and you will not receive these amounts in cash or in any other form of compensation.  Except as provided for in the previous sentence, as an independent contractor, the Consultant understands and agrees that he shall not be entitled to participate in any Company benefit plans, coverages or privileges, including, without limitation, 401(k), social security, unemployment, medical or pension payments, made available to employees of the Company.

4.Termination.  Either party may, without prejudice to any right or remedy it may have, terminate the Consultation Period, effective immediately upon receipt of written notice.  In the event of the early termination of this Agreement, the Consultant shall be entitled to payment for services performed prior to the effective date of termination.  Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company.

5.Cooperation.  The Consultant shall use best efforts in the performance of his obligations under this Agreement.  The Company agrees to provide access to its resources, information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Non-Competition; Other Restrictions

6.1Affirmation.  Consultant hereby acknowledges and reaffirms his non-competition and non-solicitation obligations as stated more fully in the Confidentiality/Non-Disclosure/Non-Competition/Intellectual Property Assignment Agreement Consultant previously executed with the Company, which remains in full force and effect.

6.2Non-Disparagement.  Consultant understands and agrees that, as a condition for the consideration herein described, Consultant shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

7.Inventions and Proprietary Information.

7.1Inventions.

(a)For the purposes of this Agreement, an “Invention” shall mean any and all ideas, inventions or works of authorship, including any documentation, data, formula, design, technology, device, code, program method, process, discovery, concept, improvement, development, machine or contribution, in each case whether or not patentable, related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, during the Consultation Period or thereafter if resulting or directly derived from Proprietary Information (as defined below).  The Consultant hereby assigns to the Company, without requirement of further writing, without royalty or any other further consideration, all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  The Consultant also hereby waives all claims to moral rights in any Inventions.

(b)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7.2Proprietary Information.

(a)Access to and Possession of Confidential Information.  Consultant hereby acknowledges and confirms that as the former Chief Financial Officer of the Company he has been intimately involved with the creation and/or formation of the Company’s operations and strategies and has been, and will continue to be during the Consultation Period, exposed to and in possession of highly confidential, proprietary and strategic Company information.

(b)Affirmation.  Consultant hereby acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning the Company which Consultant acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Confidentiality/Non-Disclosure/Non-Competition/Intellectual Property Assignment Agreement Consultant executed with the Company, which remains in full force and effect.  Consultant further acknowledges and reaffirms his obligations under the Confidentiality/Non-Disclosure/Non-Competition/Intellectual Property Assignment Agreement previously executed for the benefit of the Company at the inception of his employment, which also remain(s) in full force and effect.

(c)For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, pricing information, cost information or employee information that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of providing the Services to the Company.

(d)The Consultant’s obligations under this Section 7.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

(e)Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company or certify in writing that it has destroyed any and all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(f)The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, present a conflict of interest or breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.3Remedies.  The Consultant acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable harm to the Company for which the Company cannot be adequately compensated by monetary damages alone.  Therefore, the Consultant agrees that, in addition to any other remedy it may have available at law, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8.Company Policies and Procedures.  The Consultant understands that, while performing Services for the Company during the Consultation Period, the Consultant is subject to and hereby agrees to comply with all applicable Company policies and procedures, including, but not limited to, the Company’s Insider Trading Policy and Code of Business Conduct and Ethics.  In the event that the Consultant violates any of the Company’s policies, the Company may consider such a violation a breach of the terms of this Agreement and may, in its sole discretion, terminate this Agreement with immediate effect in accordance with Section 4 above.

9.Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered upon personal delivery or upon deposit in the Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate in writing to the other.

10.Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13.Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States..

14.Assignment.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporate entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and may not be assigned by him.  This Agreement may be assigned by the Company, with or without consent of Consultant, to any person, partnership, corporation or other entity, including without limitation, any person, partnership, corporation or other entity which is under common control with Company, succeeds to the business of the Company, or has purchased a majority of the assets of the Company.

15.Miscellaneous.

15.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

LOGMEIN USA, INC.	CONSULTANT

/s/ Michael Donahue	/s/ Edward K. Herdiech
By: Michael Donahue	By: Edward K. Herdiech
Its: Senior Vice President & General Counsel

Schedule A

(This Schedule A is incorporated into the Agreement by reference and, in the event of any conflict between the Agreement and this Schedule A, the terms of the Agreement shall govern)

During the Consultation Period, the Consultant shall perform general transition services and other assignments (including knowledge transfer, transition assistance, etc.) as reasonably requested by Mr. Richard H. Veldran, the Company’s new Chief Financial Officer, and Mr. William Wagner, the Company’s President and Chief Executive Officer, for the purposes of facilitating an orderly transition of the CFO duties and responsibilities to Mr. Veldran.  By way of example, the Consultant’s duties may include, but shall not be limited to, assisting with the RAP/debt process and making himself available to answer any questions related to the Company’s financials, its financial operations and department personnel as well as providing support related to the transition of the Company’s banking and/or debt financing operations.

It is the Company’s expectation that the Consultant will designate as much time and effort as is reasonably necessary to perform the services reasonably requested by Messrs. Veldran and Wagner.